Exhibit 99.1
NEWS RELEASE

Hastings Entertainment, Inc.	CONTACT:	Dan Crow
Vice President and
Chief Financial Officer
(806) 677-1422
www.gohastings.com
Hastings Entertainment, Inc. Reports Net Income of $0.54 per Diluted Share for 4Q 2007 Compared to
$0.45 per Diluted Share for 4Q 2006
AMARILLO, Texas, March 24, 2008—Hastings Entertainment, Inc. (NASDAQ: HAST), a leading multimedia entertainment retailer, today reported results for the three months and fiscal year ended January 31, 2008. Net income was $5.8 million, or $0.54 per diluted share, for the fourth quarter of fiscal year 2007 compared to $5.1 million, or $0.45 per diluted share, for the fourth quarter of fiscal year 2006. Net income was approximately $10.2 million, or $0.93 per diluted share, in fiscal 2007 compared to net income of approximately $5.0 million, or $0.44 per diluted share, for fiscal 2006.
“I am very pleased with our results for the fourth quarter,” said Chief Executive Officer John Marmaduke. “The retail industry faced its weakest holiday sales period since 2002, followed by a sluggish January. In spite of a challenging retail environment, our sales remained relatively flat. Through our continued focus on margin management and cost controls we were able to increase our pre-tax profits by 12%, or $1.0 million for the quarter and 84%, or $6.9 million for the full fiscal year, as compared to fiscal 2006.”
“Retailing will be difficult in fiscal 2008 due to the state of our economy. However, we fully expect to grow our pretax earnings by approximately 16%. Music will remain a challenging environment in fiscal 2008. We are responding to this challenge by reformatting 35 stores to reduce the retail space dedicated to the Music department by 15% to 20%. This reduction will allow us to introduce new products and expand inventory in other departments, including Trends and Children’s products. These changes will provide our customers with excitement and help them to discover their entertainment, as well as drive incremental sales throughout fiscal 2008.”
Financial Results for the Fourth Quarter of Fiscal Year 2007
Revenues. Total revenues for the fourth quarter decreased $2.7 million, or 1.5%, to $171.5 million compared to $174.2 million for the fourth quarter of fiscal 2006. The following is a summary of our revenue results (dollars in thousands):

	Three Months Ended January 31,
	2008		2007		Increase/(Decrease)
	Revenues	Percent of Total	Revenues	Percent of Total	Dollar	Percent
Merchandise revenue	$147,334	85.9%	$148,787	85.4%	$(1,453)	-1.0%
Rental revenue	24,159	14.1%	25,403	14.6%	(1,244)	-4.9%

Total revenues	$171,493	100.0%	$174,190	100.0%	$(2,697)	-1.5%

Comparable-store revenues (“Comp”):
Total	-1.0%
Merchandise	-0.4%
Rental	-4.5%

Below is a summary of the Comp results for our major merchandise categories:

	Three Months Ended January 31,
	2008	2007
Video Games	24.5%	3.3%
Hard Back Café	15.0%	10.2%
Electronics	13.5%	45.3%
Consumables	9.3%	-6.9%
Trends	8.2%	-3.5%
Books	0.9%	-1.4%
Movies	-2.9%	11.9%
Music	-18.7%	-11.9%
Effective February 1, 2007, we realigned our merchandise product categories in order to more effectively manage our business. Some products were reclassified within reporting categories, and new reporting categories were created for electronics, musical instruments, and wireless products. Comp results listed in the chart above, which report our eight largest product categories, reflect the new categorization for both fiscal 2007 and fiscal 2006.
Video Game Comps increased 24.5%, which was attributable to strong sales of gaming hardware, including XBOX 360, Nintendo Wii, and Playstation 3, as well as increased sales of new games for these systems. Electronics department Comps increased 13.5% from the same period last year, primarily due to strong sales of accessories for iPods and MP3 players, along with increased sales of third-party gift cards. Comps for the Trends department, formerly called Boutique, rose 8.2% due to strong sales of apparel and action figures, as well as an increased assortment of merchandise. Key categories driving apparel during the fourth quarter included backpacks and hats. Book Comps increased 0.9% during the fourth quarter, primarily due to increased sales of used and value books, partially offset by lower sales of new hardbacks. Movie Comps decreased 2.9%, which was primarily attributable to lower sales of new and boxed set DVDs, partially offset by increased sales of used DVDs. The lower sales of new DVDs were primarily due to a weaker offering of new releases. While there were more movies released during the fourth quarter as compared to the previous year, many of these titles were sequels that did not perform as well as anticipated. Music Comps, which now exclude music accessories and music hardware, fell 18.7% directly as a result of continued industry declines. Merchandise Comps, excluding the sale of Music, increased 4.5% during the fourth quarter.
Rental Comps decreased 4.5% from the same period last year, due to fewer titles released with gross box office revenues in the range of $20 million to $80 million, which typically represent our strongest renters, along with a shift of consumer preference towards buying DVDs and games instead of renting. We have responded successfully to this shift. As a result, the combined sales and rental of movies and video games resulted in a Comp increase of 3.0%.
Gross Profit — Merchandise. For the fourth quarter, total merchandise gross profit dollars increased approximately $2.7 million, or 6.8%, to $42.3 million from $39.6 million for the same period last year. Merchandise gross profit dollars increased through higher margin rates, which are primarily a result of price management as well as lower costs to return products, partially offset by increased markdowns. As a percentage of total merchandise revenues, merchandise gross profit increased to 28.7% for the quarter compared to 26.6% for the same quarter in the prior year.
Gross Profit — Rental. For the fourth quarter, total rental gross profit dollars decreased approximately $1.8 million, or 10.7%, to $15.1 million from $16.9 million for the same period last year, primarily as a result of lower rental revenues along with higher costs of guarantee payments to studios under revenue sharing agreements. As a percentage of total rental revenues, rental gross profit decreased to 62.4% for the quarter compared to 66.7% for the same quarter in the prior year.

Selling, General and Administrative expenses (“SG&A”). As a percentage of total revenues, SG&A increased to 27.5% for the fourth quarter compared to 27.1% for the same quarter in the prior year, primarily due to lower revenues. SG&A remained constant at $47.2 million for fiscal 2007 as compared to fiscal 2006. Increases in store labor costs, stock compensation expense, and consulting fees related to Section 404 of the Sarbanes-Oxley Act were offset by lower store impairment charges and advertising expense.
Financial Results for the Fiscal Year Ended January 31, 2008
Revenues. Total revenues for fiscal 2007 decreased $0.6 million, or 0.1%, to $547.7 million compared to $548.3 million for the same period in the prior year. The following is a summary of our revenue results (dollars in thousands):

	Fiscal Year Ended January 31,
	2008		2007		Increase/(Decrease)
		Percent of		Percent of
	Revenues	Total	Revenues	Total	Dollar	Percent
Merchandise revenue	$458,076	83.6%	$454,142	82.8%	$3,934	0.9%
Rental revenue	89,609	16.4%	94,190	17.2%	(4,581)	-4.9%

Total revenues	$547,685	100.0%	$548,332	100.0%	$(647)	-0.1%

Comparable-store revenues:
Total	-0.1%
Merchandise	0.8%
Rental	-4.8%
Below is a summary of the Comp results for our major merchandise categories:

	Fiscal Year Ended January 31,
	2008	2007
Electronics	20.3%	27.3%
Video Games	17.3%	8.7%
Hard Back Café	10.9%	25.6%
Trends	8.1%	-3.3%
Movies	4.0%	13.1%
Books	2.1%	0.4%
Consumables	3.8%	-1.6%
Music	-15.3%	-9.3%
Electronics department Comps increased 20.3% compared to the same period last year, primarily as a result of strong sales of iPods, MP3 players and related accessories, as well as increased sales of third-party gift cards. Video Game Comps increased 17.3% primarily due to strong sales of video game hardware, including XBOX 360, Nintendo Wii, and PlayStation 3 consoles, as well as strong sales of new games for these gaming systems. Comps for the Trends department rose 8.1% due to improved plan-o-gramming throughout the department and an improved assortment of products. Key categories driving Trends included strong sales of apparel, such as backpacks, bags and hats, as well as action figures, collectible card games, and seasonal merchandise. These drivers were partially offset by lower sales of board games and puzzles resulting from reduced levels of inventory carried for these products. Movie Comps increased 4.0%, which was primarily due to strong sales of used DVDs along with increased sales of next generation formats, led by Blu-ray. Book Comps increased 2.1% during fiscal 2007 primarily due to the July release of the seventh and final book in the Harry Potter series as well as strong sales of used books. Music Comps fell 15.3%, directly as a result of continued industry declines. Merchandise Comps, excluding the sale of Music, increased 6.0% during fiscal 2007.

Rental Comps decreased 4.8% from the same period last year due to a weaker slate of box office releases compared to the prior year along with a shift of consumer preference toward buying DVDs and games instead of renting. We have responded to this shift. As a result, the combined sales and rental of movies and video games resulted in a Comp increase of 3.4%.
Gross Profit — Merchandise. For fiscal 2007, total merchandise gross profit dollars increased approximately $8.5 million, or 6.6%, to $136.6 million from $128.1 million for the same period last year. Merchandise gross profit dollars increased primarily due to increased margin rates, which are primarily a result of continued price management. As a percentage of total merchandise revenues, gross profit increased to 29.8% for fiscal 2007 from 28.2% for the same period in the prior year.
Gross Profit — Rental. For fiscal 2007, total rental gross profit dollars decreased approximately $1.8 million, or 3.0%, to $58.5 million from $60.3 million for the same period last year. Rental gross profit dollars decreased primarily due to lower revenues. As a percentage of total rental revenues, rental gross profit increased to 65.3% for fiscal 2007 compared to 64.0% for the same period in the prior year. Rental margin rates are primarily a function of depreciation, which in turn is a function of rental purchases over approximately a six month period.
Selling, General and Administrative expenses (“SG&A”). As a percentage of total revenues, SG&A decreased to 32.3% for the twelve months ended January 31, 2008 compared to 32.4% for the same period in the prior year. SG&A decreased approximately $0.5 million to $177.0 million for fiscal 2007 compared to $177.5 million for the same period last year due to lower advertising and store impairment charges, partially offset by increased store labor costs and stock compensation expense.
Income Tax Expense. The effective tax rate for fiscal 2007 was 32.6% as compared to 39.3% for fiscal 2006. The Company recognized a benefit in the amount of $0.9 million related to a favorable settlement of a prior year’s state tax liability.
Stock Repurchase
On September 18, 2001, we announced a stock repurchase program of up to $5.0 million of our common stock. Since that time, the Board of Directors has approved increases in the program in the amounts of $2.5 million on April 4, 2005; $5.0 million on March 15, 2006; $2.5 million on October 3, 2006, and $7.5 million on November 20, 2007. During the fourth quarter of fiscal year 2007, we purchased a total of 262,587 shares of common stock at a cost of approximately $2,410,892, or $9.18 per share. As of January 31, 2008, a total of 2,655,750 shares had been repurchased under the program at a cost of approximately $17.3 million, for an average cost of approximately $6.50 per share. As of January 31, 2008, approximately $5.2 million remains available in the stock repurchase program.
Store Activity
Since November 19, 2007, which was the date we last reported store activity, we have had additional store activity as follows:
•	New store opened in Cordova, Tennessee, November 19, 2007. This store is our first in the Memphis area and contains 24,612 selling square footage.

Fiscal Year 2008 Guidance

Year Ending January 31, 2009:
Comparable store revenue	low single digits
Net income	$10.5 to $11.0 million
Net income per diluted share	$0.95 to $1.00
Capital expenditures (1)	$24,800,000
Weighted average diluted shares outstanding	11,000,000
New stores	3
Average cost per new store (2)	$ 1,700,000
Expanded/relocated stores	6
Average cost per expanded/relocated stores (2)	$ 1,100,000

(1)	$5.3 million of capital expenditures are related to the reformatting of 35 stores, including changes to the Music, Trends, and Children’s Book departments.

(2)	Total cost to open a new store, including inventory, net of payables. Total cost of expanded/relocated stores includes incremental inventory, net of payables.
Safe Harbor Statement
This press release contains “forward-looking” statements.” Hastings Entertainment, Inc. is including this statement for the express purpose of availing itself of the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. These forward-looking statements are based on currently available information and represent the beliefs of the management of the company. These statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, consumer appeal of our existing and planned product offerings, and the related impact of competitor pricing and product offerings; overall industry performance and the accuracy of our estimates and judgments regarding trends; our ability to obtain favorable terms from suppliers; our ability to respond to changing consumer preferences, including with respect to new technologies and alternative methods of content delivery, and to effectively adjust our offerings if and as necessary; the application and impact of future accounting policies or interpretations of existing accounting policies; unanticipated adverse litigation results or effects; and other factors which may be outside of the company’s control. Please refer to the company’s annual, quarterly, and periodic reports on file with the Securities and Exchange Commission for a more detailed discussion of these and other risks that could cause results to differ materially.
About Hastings
Founded in 1968, Hastings Entertainment, Inc. is a leading multimedia entertainment retailer that combines the sale of new and used CDs, books, videos and video games, as well as trends merchandise, with the rental of videos and video games in a superstore format. We currently operate 153 superstores, averaging approximately 20,000 square feet, primarily in medium-sized markets throughout the United States.
We also operate www.gohastings.com, an e-commerce Internet Web site that makes available to our customers new and used entertainment products and unique, contemporary gifts and toys. The site features exceptional product and pricing offers. The Investor Relations section of our web site contains press releases, a link to request financial and other literature and access our filings with the Securities and Exchange Commission.

Consolidated Balance Sheets
(Dollars in thousands)

	January 31,	January 31,
	2008	2007
	(unaudited)
Assets
Current Assets
Cash	$3,982	$3,837
Merchandise inventories, net	171,958	167,277
Deferred income taxes, current	3,441	3,891
Other assets	11,386	10,633

Total current assets	190,767	185,638

Rental assets, net	13,236	11,931
Property and equipment, net	52,572	57,422
Deferred income taxes	2,756	1,765
Intangible assets, net	391	411
Other assets	499	331

Total assets	$260,221	$257,498

Liabilities and Shareholders’ Equity
Current liabilities
Trade accounts payable	$76,364	$76,518
Accrued expenses and other liabilities	36,675	37,179

Total current liabilities	113,039	113,697

Long-term debt, excluding current maturities	40,616	41,922
Other liabilities	4,758	4,326

Shareholders’ equity
Preferred stock	—	—
Common stock	119	119
Additional paid-in capital	37,125	36,906
Retained earnings	75,892	66,485
Other comprehensive income	(15)	67
Treasury stock, at cost	(11,313)	(6,024)

Total shareholders’ equity	101,808	97,553

Total liabilities and shareholders’ equity	$260,221	$257,498

Consolidated Statements of Earnings
(Dollars in thousands, except per share data)

	Three Months Ended		Fiscal Year Ended
	January 31,		January 31,
	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)
Merchandise revenue	$147,334	$148,787	$458,076	$454,142
Rental revenue	24,159	25,403	89,609	94,190

Total revenues	171,493	174,190	547,685	548,332

Merchandise cost of revenue	105,021	109,157	321,438	326,025
Rental cost of revenue	9,088	8,463	31,107	33,862

Total cost of revenues	114,109	117,620	352,545	359,887

Gross profit	57,384	56,570	195,140	188,445

Selling, general and administrative expenses	47,231	47,236	177,028	177,467
Pre-opening expenses	115	—	120	94

Operating income	10,038	9,334	17,992	10,884

Other income (expense):
Interest expense	(649)	(956)	(2,919)	(3,260)
Other, net	38	43	123	642

Income before income taxes	9,427	8,421	15,196	8,266

Income tax expense	3,608	3,306	4,951	3,247

Net income	$5,819	$5,115	$10,245	$5,019

Basic income per share	$0.55	$0.46	$0.95	$0.45

Diluted income per share	$0.54	$0.45	$0.93	$0.44

Weighted-average common shares outstanding:
Basic	10,523	11,041	10,797	11,244
Dilutive effect of stock options	326	275	258	274

Diluted	10,849	11,316	11,055	11,518

Consolidated Statements of Cash Flows
(Dollars in thousands)

	2008	2007
	(unaudited)
Cash flows from operating activities:
Net income	$10,245	$5,019
Adjustments to reconcile net income to net cash provided by operations:
Rental asset depreciation expense	13,441	15,771
Purchases of rental video	(27,276)	(28,689)
Property and equipment depreciation expense	19,400	19,865
Amortization	20	43
Deferred income tax	(541)	70
Loss on rental videos lost, stolen and defective	1,218	1,224
Loss on disposal of other assets	709	1,295
Noncash stock-based compensation	427	155
Changes in operating assets and liabilities:
Merchandise inventory	6,629	10,138
Other current assets	(753)	(3,617)
Trade accounts payable	2,224	(9,379)
Accrued expenses and other liabilities	(1,215)	22
Excess tax benefit from stock based compensation	(127)	—
Other assets and liabilities, net	182	(402)

Net cash provided by operating activities	24,583	11,515

Cash flows from investing activities:
Purchases of property, equipment and improvements	(15,256)	(18,566)

Net cash used in investing activities	(15,256)	(18,566)

Cash flows from financing activities:
Net borrowings (repayments) under revolving credit facility	(1,306)	13,865
Payments under long-term debt and capital lease obligations	—	(94)
Purchase of treasury stock	(6,336)	(4,237)
Change in cash overdraft	(2,378)	(3,094)
Proceeds from exercise of stock options	711	831
Excess tax benefit from stock based compensation	127	—

Net cash provided by (used in) financing activities	(9,182)	7,271

Net increase in cash	145	220

Cash at beginning of period	3,837	3,617

Cash at end of period	$3,982	$3,837

Balance Sheet and Other Ratios (A)
     (Dollars in thousands, except per share amounts)

	January 31,	January 31,
	2008	2007
Merchandise inventories, net	$171,958	$167,277
Inventory turns, trailing 12 months (B)	1.73	1.76

Long-term debt	$40,616	$41,922
Long-term debt to total capitalization (C)	28.5%	30.1%

Book value (D)	$101,808	$97,553
Book value per share (E)	$9.21	$8.47

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2008	2007	2008	2007
Comparable-store revenues (F):
Total	-1.0%	1.2%	-0.1%	1.9%
Merchandise	-0.4%	1.7%	0.8%	2.3%
Rental	-4.5%	-1.6%	-4.8%	0.2%

(A)	Calculations may differ in the method employed from similarly titled measures used by other companies.

(B)	Calculated as merchandise cost of goods sold for the period’s trailing twelve months divided by average merchandise inventory over the same period.

(C)	Defined as long-term debt divided by long-term debt plus total shareholders’ equity (book value).

(D)	Defined as total shareholders’ equity.

(E)	Defined as total shareholders’ equity divided by weighted average diluted shares outstanding.

(F)	Stores included in the comparable-store revenues calculation are those stores that have been open for a minimum of 60 weeks. Also included are stores that are remodeled or relocated during the comparable period. Sales via the Internet are included and closed stores are removed from each comparable period for the purpose of calculating comparable-store revenues. Effective February 1, 2007, coupons have been allocated to individual product departments for purposes of determining comparable-store revenues. Fiscal 2006 Comps were restated for the similar coupon allocations by department to aid in comparability.
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